Exhibit 2

 February 3, 2014

Galam Ltd.
Kibbutz Ma’anit  3785500 Israel
Tel-Aviv, 67023
Israel

Gentlemen,

Pursuant to rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Galam Ltd. (“Galam”) may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or a Schedule 13D and any amendments thereto in respect of shares of Enzymotec Ltd. purchased, owned or sold from time to time by the undersigned.

 Galam is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13G or Schedule 13D or any amendments thereto.

 Very truly yours,

  (signed)
______________________________
Ochmanit the Economic Union for Ma’anit Agricultural Cooperative Society Ltd.

A g r e e d:

  (signed)
______________________________
Galam Ltd.